UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2019

Simlatus Corp.
(Exact name of Company as specified in its charter)

Nevada	000-53276	20-2675800
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

175 Joerschke Dr., Suite A Grass Valley, CA 95945
(Address of principal executive offices)

Phone: (530) 205-3437

(Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Purchase Order for Proscere Biosciences Cold-Water CBD/HEMP Extraction Systems on May 28, 2019

Pursuant with the distribution agreement with United Opportunities, LLC, whereas on March 29, 2019, the Company and its subsidiary, Proscere Bioscience Inc., entered into a Distribution Agreement with United Opportunities, LLC allowing the rights to sell the CBD/HEMP Cold Water Extraction Systems within Canada and Europe; the company received a commercial purchase order from United Opportunities, LLC on May 28, 2019 to manufacture 4 Cold-Water CBD/HEMP Extraction Systems for one of their customers in the amount of $2,880,000. After manufacturing and delivery, the net profit is approximately $1.1M. The term of the Agreement with United Opportunities, LLC is for five years with guaranteed minimal purchase orders of $35,000,000 per year and/or $175,000,000 over a five year period.

New MDU Contracts and National Distribution Contract for Satel:

Satel signed two new properties on May 25, 2019 totaling approximately 300 units, with new construction of 10,000 new MDU units in the next three years. With this continued growth, Satel anticipates increasing its MDU revenue initially $6,000 per month for the units upto $200,000 per month over the next 3 years.

Satel was awarded national distributorship from Sendtek for its internet over coaxial cable products. Sendtek’s 1 and 2 gigabit equipment allows Satel to bring high-speed internet services to its existing MDU market, with over 19,000 units passed, without additional capital required to new cables. Lower initial capital costs will allow Satel competitive pricing. The revenue increase through the integration of the Sendtek technology has the potential of $40/month for each of the 19,000 existing customers, or approximately $760,000 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2019

Simlatus Corporation

/s/ Richard Hylen
By: Richard Hylen, CEO and Chairman

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